Ex 99.1

FOR IMMEDIATE RELEASE
Monday, September 14, 2009
Source: Photonic Products Group, Inc.

DENNIS G. ROMANO APPOINTED  DIRECTOR OF
PHOTONIC PRODUCTS GROUP, INC

NORTHVALE, NJ, SEPTEMBER 14 – Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) today announced the appointment of Dennis G. Romano to its Board of Directors.  He will serve under this appointment until the annual election of directors expected to be in June 2010.

Mr. Romano, 66, joins the Board of Photonics Products Group, Inc. after a lengthy and successful career in the defense sector with Grumman Corporation and its successor Northrop Grumman Corporation.  After joining Grumman Aircraft Engineering Corporation as an avionics technician in 1964, Mr. Romano transferred to the flight test organization in 1968 as an aircrew member where he flew production acceptance on A-6 and F-14 series aircraft.  In 1974, he was transferred to a systems engineer position with Grumman, where he was involved in systems design and analysis for the EF-111 and F-14 aircraft unit.  From 1977 to 1994, Mr. Romano held a number of increasing responsible positions in marketing and business development.  This culminated in his election, in 1993, by the Grumman board of directors to the position of Vice President of Business Development where he was responsible for directing the business development activities of essentially all of the military programs in the Aircraft and Electronics division.  After the acquisition of Grumman by Northrop in 1995, Mr. Romano held a series of senior and executive level positions in the area of marketing, business development and strategy.  In 1999, he was promoted to the position of Vice President, Business Strategy and Development for the AEW/EW business unit where he served until his retirement from Northrop Grumman, in 2001.  From 2002 to 2007, Mr. Romano was a Senior Vice President of Business Development, in the defense business unit, with Washington Group International.  He holds a Bachelor of Science degree and Master of Science degree in Physics from Adelphia University.

Jan Winston, Chairman of the Board of Photonics Products Group, commented, “We are very pleased that Dennis has agreed to join our Board.  His experience in the major markets we serve and his long association with high technology programs will be a great asset to the PPGI team.”

Founded in 1973, Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its portfolio of distinctly branded businesses. INRAD specializes in crystal-based optical components and devices, laser accessories and instruments. Laser Optics specializes in precision custom optical components, assemblies, and optical coatings. MRC Optics’ business specializes in precision diamond turned optics, metal optics, and opto-mechanical and electro-optical assemblies. PPGI’s customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology sectors of the Photonics Industry, as well as the U.S. Government.  Its products are also used by researchers at National Laboratories and Universities world-wide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words.  Any forward looking statements made in this news release are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.